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                     May 19, 2021

       Todd Butz
       Chief Financial Officer
       Mayville Engineering Company, Inc.
       715 South Street
       Mayville, WI 53050

                                                        Re: Mayville
Engineering Company, Inc.
                                                            Form 10-K for the
year ended December 31, 2020
                                                            Filed on March 5,
2021
                                                            Form 10-K/A for the
year ended December 31, 2020
                                                            Filed on May 3,
2021
                                                            File No. 1-38894

       Dear Mr. Butz:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing